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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                                 Contact:  Richard H. Wiley
                                                           Samsonite Corporation
                                                                  (303) 373-6373

              Samsonite Announces Shareholder Litigation Insurance

          DENVER, Colorado, April 9, 1999 -- SAMSONITE CORPORATION (NASDAQ:SAMC) announced today that it has entered into an insurance agreement developed in conjunction with AON Risk Services of New York and placed with a major insurance carrier. Under the terms of the insurance agreement, the insurer will assume responsibility for the defense and ultimate resolution of the shareholder litigation pending against the Company and related parties. In connection with the insurance agreement, Samsonite entered into certain agreements and releases and agreed to make a cash premium payment, net of potential future reimbursements, to the insurer ranging from an estimated minimum payment of $7.0 million to a maximum payment of $17.5 million depending on the ultimate cost to defend and resolve the pending litigation. Samsonite expects that substantially all future costs to defend and resolve all currently pending shareholder lawsuits against the Company will be covered by the insurance agreement.

          Samsonite also announced that it plans to commence a $75 million rights offering to its stockholders to strengthen its capitalization. Under the terms of the rights offering, the Company would distribute, on a pro rata basis, to all of its common stockholders of record as of a date to be determined, transferable rights to purchase additional shares of common stock. It is currently contemplated that the rights will be exercisable at price of $6.00 per share. Affiliates of Apollo Investment Fund, L.P. ("Apollo"), Samsonite's largest stockholder, have agreed to purchase their full pro rata share of the common shares offered in the rights offering and to "backstop" the rights offering by purchasing additional common shares not purchased by other stockholders, subject to a maximum aggregate subscription by Apollo of $37.5 million.

          In order to comply with the Company's bank credit agreement, Apollo has funded in advance its pro rata subscription amount by purchasing $25.4 million of non-voting convertible junior preferred stock that is the economic equivalent of 4,235,000 shares of common stock. Subject to SEC clearance and further Board action, Samsonite intends to commence the common stock rights offering during the second quarter of 1999. The rights offering will be made only by means of a prospectus.


          As a result of the events subsequent to year end, the Company revised its estimate of total cost to the Company associated with the pending shareholder litigation. Accordingly, under applicable accounting rules, the Company will accrue an additional charge in its fiscal year ended January 31, 1999. Samsonite plans to file its Annual Report on Form 10-K for the fiscal year ended January 31, 1999 on or about April 19, 1999.
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April 9, 1999
Page 6

          Luc Van Nevel, President and Chief Executive Officer, stated "The new insurance agreement represents yet another important step forward for the Company in that it will allow Samsonite to focus on business free from the uncertainty and distractions caused by the shareholder lawsuits."

          Samsonite is one of the world's largest manufacturers and distributors of luggage, marketing products under brands such as SAMSONITE, AMERICAN TOURISTER and LARK.

          Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual future performance or achievements of the Company to be materially different from any future estimated performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, achieving estimated cost savings while maintaining work flow in the functional areas affected; completing cost reductions within an estimated time frame; completion of new product developments within an estimated time frame; general economic and business conditions, including foreign currency fluctuations; and competition.

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